Exhibit 99.1

Investor Contact:

Bruce R. Foster, CFO
Asta Funding, Inc.
(201) 567-5648

Asta Funding Announces Results for

Three and Nine Months Ended June 30, 2016

●	$18.8 million in revenue for the three months ended June 30 th, an increase of 87% over the prior year
●	$3.2 million in net income attributable to Asta Funding for the three months ended June 30 th
●	Diluted EPS rose to $0.26 for the three months ended June 30 th
●	$79.9 million investment in Structured Settlements and $43.7 million investment in Personal Injury Claims
●	$73.9 million cash & securities as of June 30th

ENGLEWOOD CLIFFS, N.J., August 9, 2016 – Asta Funding, Inc. (NASDAQ: ASFI) (the “Company”), a diversified financial services company, today announced results for the three and nine months ended June 30, 2016.

Gary Stern, Asta chairman, president and CEO said, “Investments made over the last few years in each of our business segments are gaining traction. Results in the third quarter were driven by the strong performances of those investments."

Mr. Stern continued, “Looking forward, we are committed to investing in our areas of focus for growth, including personal injury claims, structured settlements and international distressed consumer assets, while remaining focused on cost savings, balanced growth and value creation for shareholders.”

Fiscal Third Quarter 2016 Results

For the three months ended June 30, 2016, net income attributable to Asta Funding, Inc. was $3.2 million, or $0.26 per diluted share, as compared to net income attributable to Asta Funding, Inc. of $0.2 million, or $0.01 per diluted share for the three months ended June 30, 2015.

For the three months ended June 30, 2016, net income was $4.7 million as compared to net income of $0.3 million for the three months ended June 30, 2015.

Total income for the three months ended June 30, 2016 increased $8.8 million to $19.0 million, compared to $10.2 million for the three months ended June 30, 2015. Total revenue included in the three months ended June 30, 2016 is approximately $3.2 million in revenue from CBC Settlement Funding, LLC on structured settlements, as compared to $2.6 million for the three months ended June 30, 2015. Also included in total revenues for the three months ended June 30, 2016 is approximately $9.8 million from Pegasus Funding, LLC, the joint venture in the personal injury finance industry, as compared to $1.7 million for the three months ended June 30, 2015. Disability fee income for the three months ended June 30, 2016, was up by $0.6 million to $1.2 million as compared to $0.6 million for the three months ended June 30, 2015.

Finance income from the distressed receivable business was down by approximately $0.6 million to $4.6 million for the three months ended June 30, 2016, as compared to $5.2 million for the three months ended June 30, 2015.

General and administrative expenses were $10.6 million for the three months ended June 30, 2016, as compared to $9.2 million for the three months ended June 30, 2015. The increase for the three months ended June 30, 2016 was primarily attributable to an increase in legal fees, as well as increased operating costs for GAR Disability Advocates relative to the growth in the segment.

Interest expense was $0.8 million for the three months ended June 30, 2016 as compared to $0.6 million for the three months ended June 30, 2015.

Year-to-Date Results

For the nine months ended June 30, 2016, net income attributable to Asta Funding, Inc. was $3.2 million, or $0.26 per diluted share, as compared to net income attributable to Asta Funding, Inc. of $0.9 million, or $0.07 per diluted share for the nine months ended June 30, 2015.

For the nine months ended June 30, 2016, net income was $5.3 million as compared to $1.1 million for the nine months ended June 30, 2015.

Total income for the nine months ended June 30, 2016 was $42.3 million, as compared to $31.5 million for the nine months ended June 30, 2015. Total revenue included for the nine months ended June 30, 2016 is approximately $9.1 million in revenue from CBC Settlement Funding, LLC on structured settlements, as compared to $7.6 million for the nine months ended June 30, 2016. Also included in total revenues for the nine months ended June 30, 2016 is approximately $14.8 million from Pegasus Funding, LLC, as compared to $6.1 million for the nine months ended June 30, 2015. Disability fee income for the nine months ended June 30, 2016 was up by $1.8 million to $2.7 million, as compared to $0.9 million for the nine months ended June 30, 2015.

Finance income from the distressed receivable business was down by approximately $1.0 million to $14.7 million for the six months ended June 30, 2016 from $15.7 million for the nine months ended June 30, 2015.

General and administrative expenses were $32.0 million for the nine months ended June 30, 2016, as compared to $27.8 million for the nine months ended June 30, 2015. The increase for the nine months ended June 30, 2016 was primarily attributable to expected settlement costs of $2.0 million in connection with an expected legal settlement and a $1.0 million loss reserve related to a reduction in the carrying value of one of the Company’s investments, as well as increased operating costs for GAR Disability Advocates relative to the growth in the segment.

Interest expense was $2.3 million for the nine months ended June 30, 2016, as compared to $1.7 million for the nine months ended June 30, 2015. The increase in interest expense is related to the growth in our structured settlement business segment, CBC Settlement Funding, LLC. As of June 30, 2016, CBC's invested balance in structured settlements has increased 23% and 90% since September 30, 2015, and 2014, respectively.

Balance Sheet Review

As of June 30, 2016 the Company had approximately $73.9 million in cash and cash equivalents, $176.5 million in stockholders' equity, and a net book value per share of $14.91. At June 30, 2016, the Company had an invested balance of $79.9 million in structured settlements and $43.7 million in personal injury claims.

As part of its tender offer on May 12, 2016, the Company repurchased 274,284 shares of its common stock at a price of $10.25 per share. Total shares repurchased by the Company as a part of its previously terminated Shares Repurchase Plan and tender offer during the nine months ended June 30, 2016 was 1,258,484 at an average price of $8.86.

Investor Call Information

A conference call for investors to hear and discuss results for the three and nine months ended June 30, 2016 will be held on Tuesday, August 9, 2016 at 10:00 am EST.

Toll-free dial-in number (U.S. and Canada):
(800) 668-4132

International dial-in number:
(224) 357-2196

Conference ID:

60869283

Phone Replay:

Toll-Free #: (800) 585-8367

Toll #: (404) 537-3406

Conference ID # 60869283

Recording will be available for replay two hours after the call's completion through 11:59 pm, EST on 8/15/16.

About Asta

Asta Funding, Inc. (NASDAQ:ASFI), headquartered in Englewood Cliffs, New Jersey, is a diversified financial services company that assists consumers and serves investors through the strategic management of four complementary business segments: Personal Injury Claims, Structured Settlements, International Consumer Debt and Disability Advocacy.

Founded in 1994 as a sub-prime auto lender, Asta now manages business units that include funding of personal injury claims through an 80 percent owned subsidiary, Pegasus Funding LLC; structured settlements through its wholly owned subsidiary, CBC Settlement Funding LLC; acquiring and managing international distressed consumer receivables through its wholly owned subsidiary, Palisades Acquisitions LLC; and benefits advocacy through its wholly owned subsidiary, GAR Disability Advocates, LLC. For additional information, please visit our website at http://www.astafunding.com.

Forward-Looking Statements

All statements in this new release other than statements of historical facts, including without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs, and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expects," "intends," "plans," "projects," "estimates," "anticipates," or "believes" or the negative thereof, or any variation thereon, or similar terminology or expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors which could materially affect our results and our future performance include, without limitation, our ability to purchase defaulted consumer receivables at appropriate prices, changes in government regulations that affect our ability to collect sufficient amounts on our defaulted consumer receivables, our ability to employ and retain qualified employees, changes in the credit or capital markets, changes in interest rates, deterioration in economic conditions, negative press regarding the debt collection industry which may have a negative impact on a debtor's willingness to pay the debt we acquire, and statements of assumption underlying any of the foregoing, as well as other factors set forth under "Item 1A. Risk Factors" in our annual report on Form 10-K for the year ended September 30, 2015 and other filings with the SEC. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we assume no duty to update or revise any forward-looking statements.

ASTA FUNDING, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(rounded to the nearest thousands, except share data)

	(Unaudited)
	June 30, 2016	September 30, 2015
ASSETS
Cash and cash equivalents	$17,111,000	$24,315,000
Available for sale investments	56,744,000	59,727,000
Consumer receivables acquired for liquidation (at net realizable value)	14,540,000	15,608,000
Structured settlements	79,884,000	64,635,000
Investment in personal injury claims	43,684,000	36,668,000
Other investments, net	3,426,000	4,239,000
Due from third party collection agencies and attorneys	1,081,000	1,422,000
Prepaid and income taxes receivable	4,680,000	6,744,000
Furniture and equipment, net	219,000	480,000
Deferred income taxes	12,270,000	12,279,000
Goodwill	2,770,000	2,770,000
Other assets	9,370,000	8,485,000
Total assets	$245,779,000	$237,372,000

LIABILITIES
Other debt – CBC (including non-recourse notes payable of $44.4 million at June 30, 2016 and $47.0 million at September 30, 2015)	$62,667,000	$51,611,000
Other liabilities	6,622,000	4,441,000

Total liabilities	69,289,000	56,052,000

Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; authorized 5,000,000 shares; issued and outstanding — none	—	—
Common stock, $.01 par value, authorized 30,000,000 shares; issued 13,297,508 at June 30, 2016 and 13,061,673 at September 30, 2015; and outstanding 11,837,224 at June 30, 2016 and 12,859,873 at September 30, 2015	133,000	131,000
Additional paid-in capital	66,575,000	65,011,000
Retained earnings	123,782,000	120,611,000
Accumulated other comprehensive loss	(173,000)	(1,685,000)
Treasury stock (at cost) 1,460,284 shares at June 30, 2016 and 201,800 shares at September 30, 2015	(12,925,000)	(1,751,000)
Non-controlling interest	(902,000)	(997,000)

Total stockholders’ equity	176,490,000	181,320,000

Total liabilities and stockholders’ equity	$245,779,000	$237,372,000

ASTA FUNDING, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

(rounded to the nearest thousands, except share data)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Revenues:
Finance income, net	$4,612,000	$5,156,000	$14,668,000	$15,688,000
Personal injury claims income	9,838,000	1,729,000	14,769,000	6,084,000
Unrealized gain on structured settlements	1,422,000	1,239,000	4,586,000	4,260,000
Interest income on structured settlements	1,765,000	1,356,000	4,473,000	3,314,000
Disability fee income	1,169,000	552,000	2,700,000	911,000

Total revenues	18,806,000	10,032,000	41,196,000	30,257,000
Other income — includes $(32,000) and ($159,000) during the three month periods ended June 30, 2016 and 2015, respectively, and $(63,000) and ($120,000) during the nine month periods ended June 30, 2016 and 2015, respectively, of accumulated other comprehensive income reclassification for unrealized net gains / (losses) on available for sale securities	215,000	185,000	1,108,000	1,216,000

	19,021,000	10,217,000	42,304,000	31,473,000

Expenses:
General and administrative	10,591,000	9,177,000	32,039,000	27,793,000
Interest	832,000	632,000	2,348,000	1,710,000
Impairment of consumer receivables	—	—	124,000	—

	11,423,000	9,809,000	34,511,000	29,503,000

Income before income tax	7,598,000	408,000	7,793,000	1,970,000
Income tax expense — includes tax expense benefit of $ (13,000) and ($64,000) during the three month periods ended June 30, 2016 and 2015 and $(24,000) and ($27,000) during the nine month periods ended June 30, 2016 and 2015, respectively, of accumulated other comprehensive income reclassifications for unrealized net gains / (losses) on available for sale securities	2,853,000	155,000	2,461,000	901,000

Net income	4,745,000	253,000	5,332,000	1,069,000
Less: net income attributable to non-controlling interests	1,549,000	92,000	2,161,000	193,000

Net income attributable to Asta Funding, Inc.	$3,196,000	$161,000	$3,171,000	$876,000

Net income per share attributable to Asta Funding, Inc.:
Basic	$0.27	$0.01	$0.26	$0.07
Diluted	$0.26	$0.01	$0.26	$0.07
Weighted average number of common shares outstanding:
Basic	11,897,139	13,060,839	12,023,156	13,044,905
Diluted	12,433,424	13,313,406	12,294,073	13,311,776